                                                FILED PURSUANT TO RULE 424(B)(2)
                                                   REGISTRATION NUMBER 333-65053

Pricing Supplement No. 3
Dated February 16, 2000
(To Prospectus dated October 14, 1998 and
Prospectus Supplement dated March 3, 1999)

PUGET SOUND ENERGY, INC.

Senior Medium-Term Notes, Series B
Due Nine Months or More from Date of Issue

Principal Amount:            $225,000,000

Issue Price:                 100%

Original Issue Date:         February 22, 2000

Stated Maturity Date:        February 22, 2010

Interest Rate:               7.96%

Interest Payment Dates:      April 15 and October 15, commencing April 15, 2000

Regular Record Dates:        March 31 and September 30

Form of Notes:               [X] Book Entry                   [ ] Certificated

Redemption:

     The Senior Medium-Term Notes, Series B, due February 22, 2010 (the "Notes") will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of the following:

     .  100% of the principal amount of the Notes; and

     . the sum of the present values of the remaining scheduled payments of principal and interest on the Notes discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest on the Notes to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Senior Note Trustee (as defined in the Prospectus dated October 14, 1998) after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (b) if the Senior Note Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of CS First Boston Corporation, Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc. and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), we will substitute another primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Underwriting:

     Under the terms and subject to the conditions contained in a distribution agreement dated March 3, 1999 and a terms agreement dated February 22, 2000, the underwriters named below have severally agreed to purchase from us the following principal amount of the Notes:

                                                                   Principal
                    Underwriter                               Amount of the Notes
                    -----------                               -------------------
     Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.....................................     $ 90,000,000
     Salomon Smith Barney Inc................................     $ 90,000,000
     Bank One Capital Markets, Inc...........................     $ 45,000,000
                                                                  ------------
            Total............................................     $225,000,000
                                                                  ============

     The terms agreement provides that the underwriters will be obligated to take and pay for all of the Notes if any are taken. The following table summarizes the discount to be received by the underwriters, and the proceeds we will receive, in connection with the sale of the Notes:

                                                                Per Note        Total
                                                                --------        -----
     Underwriting Discount...................................       .65%     $  1,462,500
     Proceeds to Puget Sound Energy..........................     99.35%     $223,537,500
                                                                 ------      ------------
            Total............................................    100.00%     $225,000,000
                                                                 ======      ============

     Additional Terms:  None

     CUSIP:             74531E AE2

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